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                                                                    EXHIBIT 2.3
                                      AGREEMENT

          THIS AGREEMENT is made between United Bankshares, Inc. ("United") and Alan E. Groover (the "Executive") in connection with that certain Agreement and Plan of Merger between United and Fed One Bancorp., Inc. (the "Merger Agreement")

                                     WITNESSETH:

          WHEREAS, prior to the Effective Date, which term is defined in the Merger Agreement and subsequently referred to herein, the Executive was Chairman, President and Chief Executive Officer of Fed One Bancorp., Inc. and Fed One Bank (collectively referred to as the "Employers"); and

          WHEREAS, United is acquiring the business and assets of the Employers pursuant to the Merger Agreement; and

          WHEREAS, as of the Effective Date, the Executive shall no longer be employed by Employers; and

          WHEREAS, following the Effective Date, the Executive shall be a member of the Board of Directors of United and United wishes to engage the Executive to render consultive and advisory services with regard to the business of Employers; and

          WHEREAS, the Executive desires to accept such engagement, upon the terms and conditions set forth herein.

          NOW, THEREFORE, United and the Executive (collectively referred to as the "Parties") agree as follows:

1. DUTIES AND TERM. United hereby retains the Executive as a general advisor and consultant on all matters pertaining to the business and assets of Employers being acquired by United, and to render all other services relevant thereto, for the 18-month period immediately following the Effective Date (the "Consulting Period"). During the Consultancy Period, the Executive shall not be required to provide services pursuant to this Agreement for more than 5 hours in any week or 20 hours in any monthly period. Such services shall be provided in Wheeling, West Virginia or as otherwise may be agreed to by the parties. United shall reimburse the Executive for any travel or other expenses which may be incurred by the Executive in providing services to United pursuant to this Agreement.

2. COMPENSATION AND BENEFITS. United shall compensate Executive for his services pursuant to this Agreement, as follows:

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     2.1  United shall pay the Executive compensation in the amount of One
          Thousand Dollars ($1,000) per month for 18 months beginning as of the Effective Date and terminating with the eighteenth such monthly payment.

     2.2 On the Effective Date, United shall transfer to Executive all right, title and interest in the automobile driven by Executive and owned by Employers (the "Automobile"). As of the Effective Date, United shall not be responsible for and shall not pay any costs of insurance coverage, repairs, maintenance, or other incidental expenses including license, fuel and oil, relating to the Automobile.

     2.3 United shall permit for a period commencing on the date that United and United National Bank are no longer required to provide benefits to Mr. Groover pursuant to Section 5(d)(B) of the Employment Agreements, dated June 10, 1997 between Mr. Groover and each of the Employers (the "Employment Agreements") and ending on the earlier of (a) the Executive's 65th birthday, or (b) the date of the Executive's full-time employment by an employer (provided that the Executive is entitled to and accepts, under the terms of such employment, benefits substantially similar to those described in this paragraph 2.3), the Executive and his spouse to participate in all group insurance, life insurance, health and accident, and disability plans, programs and arrangements offered by United to its executive employees and their spouses. In the event that the Executive is not entitled to participate in any of the foregoing plans, programs or arrangements, United shall provide, or arrange to provide, at its sole expense, substitute coverage on the same terms as provided by such plan, program or arrangement.

3. RESTRICTIVE COVENANT. In recognition of the Executive's access to the various protectable business interests of Employers and United and the Executive's knowledge and expertise relating to the business of Employers and United, the Executive agrees to the following terms and conditions:
     Following the Effective Date, the Executive shall not disclose (other than pursuant to a court order or pursuant to providing consulting services hereunder) to any person or entity not associated with United any business, financial or other confidential and/or proprietary information of United and/or its customers which is not (i) available to the general public and/or (ii) generally known outside of United and its subsidiaries.

4. DISABILITY OF THE EXECUTIVE. The Executive's inability to render services to United because of temporary or permanent illness, disability or incapacity shall not constitute a failure to perform his duties as set forth in Paragraph 1 and shall not be deemed a breach or default by him.

5. DEATH OF THE EXECUTIVE. Should the Executive die during the term of this Agreement, the Agreement shall terminate as of the last day of the month of his death. United

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     shall pay to the Executive's estate any remaining consulting payments set forth in Paragraph 2.1.

6. INDEPENDENT CONTRACTOR STATUS. In furnishing the services hereunder, the Executive shall be acting as an independent contractor in relation to United.

7. NOTICES AND COMMUNICATIONS. Any notice, payment, request, instruction or other document to be delivered pursuant to this Agreement shall be deemed sufficiently given if in writing and delivered personally or mailed by registered mail, return receipt requested, to United at 514 Market Street, Parkersburg, West Virginia 26102, or to the Executive at 19 Highland Park, Wheeling, West Virginia 26003, or to any changed address that the Parties may designate by like notice.

8.   ARBITRATION.   Any dispute between the parties arising out of or with
     respect to this Agreement shall be resolved by the sole and exclusive remedy of binding arbitration. The arbitration shall be conducted in Parkersburg, West Virginia under the auspices of and in accordance with the rules of the American Arbitration Association. Any decision issued by an arbitrator in accordance with this provision shall be final and binding on the parties thereto and not subject to appeal or civil litigation.

9. NO WAIVER. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

10. AMENDMENT. No amendment, modification or termination of, or addition to, this Agreement shall be valid unless and until executed in writing by the Parties.

11. BINDING AGREEMENT. This Agreement shall be binding on and inure to the benefit of United and any of its successors, whether by merger, consolidation, sale of assets or otherwise.

12. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13. VALIDITY. If any provision hereof, or any portion of any provision hereof, is held to be invalid, illegal or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof had not been included herein. If any provision or portion of any provision of this Agreement is so broad as to be unenforceable, such provision or a portion thereof shall be interpreted to be only so broad as is enforceable.

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14.  GOVERNING LAW.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Untied States where applicable and otherwise by the substantive laws of the State of West Virginia.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between United and the Executive regarding the consulting services and related matters set forth herein. Notwithstanding anything contained herein to be contrary, nothing contained in this Agreement shall affect any obligation of either of the Employers or their successors under the Employment Agreements.

          IN WITNESS WHEREOF, this Agreement has been executed as of the 18th day of February, 1998.


                                   /s/ Alan E. Groover
                                   ------------------------------------------
                                   Alan E. Groover


                                   UNITED BANKSHARES, INC.

                                   By:  /s/ Steven E. Wilson
                                        --------------------------------------
                                   Name:  Steven E. Wilson
                                   Title: Executive Vice President and Chief
                                          Financial Officer



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